Exhibit 23.3

Hebei Changjun Law Firm

Date: March 14, 2025

To:

SOS Limited (the “Company”)

Building 6, East Seaview Park, 298 Haijing Road, Yinzhu Street

West Coast New District, Qingdao City, Shandong Province 266400

China

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company to issue this letter of legal opinion (the “Legal Opinion”) dated as of March 14, 2025. In connection with the above Legal Opinion, we hereby consent:

1.	to the references to our firm in connection with the registration statement of the Company on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 14, 2025 under the U.S. Securities Act of 1933 (as amended), and

2.	to the filing with the SEC of the above Legal Opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Hebei Changjun Law Firm

March 14, 2025